Exhibit 99.2

May 22, 2015

FORWARD LOOKING STATEMENTS This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the proposed merger of Berkshire and Firestone. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in integrating Firestone into Berkshire, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Berkshire and Firestone are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Berkshire files with the Securities and Exchange Commission. NON-GAAP FINANCIAL MEASURES This presentation references non-GAAP financial measures incorporating tangible equity and related measures, as well as core deposits. These measures are commonly used by investors in evaluating business combinations and financial condition. 2

3 ADDITIONAL INFORMATION AND WHERE TO FIND IT In connection with the proposed merger, Berkshire Hills will file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will include a Proxy Statement of Firestone and a Prospectus of Berkshire Hills, as well as other relevant documents concerning the proposed merger. Investors and stockholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Copies of the Registration Statement and Proxy Statement/Prospectus and the filings that will be incorporated by reference therein, as well as other filings containing information about Berkshire Hills and Firestone, when they become available, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Berkshire Hills at www.berkshirebank.com under the tab “Investor Relations”. PARTICIPANTS IN SOLICITATION Firestone and Berkshire Hills and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Firestone in connection with the proposed merger. Information about the directors and executive officers of Berkshire Hills is set forth in the proxy statement for the Berkshire Hills 2015 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 1, 2015. Information about the directors and executive officers of Firestone will be included in the Proxy Statement/Prospectus. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction and a description of their direct and indirect interests, by security holdings or otherwise, may be obtained by reading the Proxy Statement/Prospectus and other relevant documents regarding the proposed merger to be filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

Firestone Financial Corp. Overview Long-standing commercial specialty finance company providing secured installment loan equipment financing for small and medium-sized businesses .Founded: 1965 .Headquarters: Needham, MA .Assets: $192 million .Target Lending Industries: Small businesses who own and operate fitness equipment, carnival rides and games, amusement and video entertainment games, gaming devices, laundry equipment, vending machines, and ATM machines .Target Loan Size: Under $20,000 to $2.5 million .Weighted Average Yield: 9.8% .Weighted Average Remaining Maturity: 36 months .Largest relationship: 1.2% of portfolio Source: Company Financials as of 3/31/15 For more information on Firestone Financial please visit www.firestonefinancial.com 4

Merger Benefits •Accretive to TE/TA •Minimal TBV dilution ($0.08) with 2.5 year earn back •Accretive to EPS in 2016 •Accretive to ROE, ROA and NIM •Expected to generate ROE in excess of 15% Financial •Broadens asset and revenue mix while improving margins •High barriers to competitive entry in this niche business •Diversifies geography mix •Complementary to Eastern Massachusetts expansion Strategic •Berkshire management well positioned to manage business •Efficiencies through lower funding costs and lower required capital levels •Opportunities for revenue synergies based on BHLB product set and SBA program Operational 5

Merger Summary Merger Partner Firestone Financial Corp. Transaction Structure Firestone to operate as wholly owned subsidiary of Berkshire Bank Consideration 130% of Firestone’s tangible book value at close Aggregate Deal Value Approximately $53 million Consideration Mix 75% stock; 25% cash Required Approvals Customary regulatory approval; Firestone shareholder approval Anticipated Closing Targeted during third quarter of 2015 6

Transaction Assumptions 7 Key Assumptions Consideration Approximately 1.42 million shares issued and $13.2 million in cash 1x after tax deal charges $3 million Loan credit mark $6.3 million; 3.3% of loans (50% accretable, 50% non-accretable) Additional Firestone operating assumptions Lower funding costs due to BHLB’s lower cost of funds and additional loan growth based on BHLB’s higher capital NOTE: No other significant marks; No material intangible asset created, except for goodwill

Appendix 8

Loan Composition Source: Company financials 9 Geographic • Transactions are located in all 50 states • 21% of total value located in Florida and California • Top 9 states comprise 55% of all transactions Collateral •Seven distinct collateral types •Amusement, Carnival & Park, and Fitness comprise 83% of the portfolio value. State Balance ($Millions) % Outstanding CA 20.3 11% FL 20.1 10% NJ 12.5 7% TX 11.6 6% IL 10.6 6% NY 8.5 4% PA 7.7 4% GA 7.5 4% OR 6.3 3% Other 86.9 45% Total 191.9 100% Category Balance ($Millions) % Outstanding Amusement 49.9 26% Carnival & Park 54.4 28% Fitness 55.8 29% Gaming 8.9 5% Laundry 12.9 7% Other 1.2 1% Vending 8.9 5% Total 191.9 100%

Firestone Financial Highlights (in $ millions) 2011 2012 2013 2014 Balance Sheet (FYE) Notes Receivable 128.3 149.8 178.1 176.7 Loan Loss Allowance (2.8) (3.0) (3.6) (3.1) Total Assets 127.7 148.5 176.8 176.4 Senior Debt 90.7 110.6 133.4 127.7 Subordinated Debt 7.5 7.5 7.5 11.2 Equity 25.5 27.3 29.2 31.5 Income Statement Net Interest Income 10.7 12.4 14.2 14.8 Non-Interest Income 0.6 0.6 0.5 0.5 Loan Loss Provision 1.7 0.5 0.9 (0.1) Non-Interest Expense 7.2 8.3 9.0 9.9 Net Income 1.9 3.5 4.1 4.6 Performance Ratios Net Interest Margin 9.15% 8.93% 8.68% 8.33% Efficiency Ratio 63.99% 64.14% 61.19% 64.85% Pretax Preprovision ROA 3.49% 3.37% 3.52% 3.04% Net Charge-offs/Avg Loans 1.18% 0.17% 0.23% 0.20% Source: Company information. Firestone is organized as a Subchapter S Corporation. Efficiency ratio adjusted for non-operating items. $8 million subordinated debt to convert to equity at par before closing. Life is exciting. Let us help.

Firestone Management

BHLB LISTED NYSE

Firestone's long-standing senior leadership team has extensive experience in the markets they serve, and is expected to continue to run the business following the closing.

- Management team has extensive commercial finance and banking experience, averaging 25 years, including two senior executives and four key officers. Current management team has been leading Firestone since 2000.
- Extensive Tenure with the Company: David Cohen and Scott Cooper both joined Firestone during the mid-1980s and have run the business since 2000.
- Deep Industry Connections: The entire management team benefits from an extensive network of relationships, including many who have been involved on trade association boards in recent years.

Name	Title	Company Tenure	Industry Experience	Prior Affiliations
David S. Cohen	President & CEO	28	36	UST Leasing Corporation Holbrook Cooperative Bank Coopers & Lybrand
Scott A. Cooper	EVP & CFO	25	31	UST Leasing Corporation Arthur Anderson & Co.
Celine M. Perreault	SVP of Operations	20	20	Dynatech Corporation Coopers & Lybrand
Lawrence J. Yaffe	SVP of Sales	20	20	Arthur Anderson & Co.
Michael Smith	VP of Asset Management	6	17	AMGRO, Inc. Agfa Financial Services Inc. Bayer Financial Services

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Life is exciting. Let us help. If you have any questions, please contact: Allison O’Rourke 99 North Street Pittsfield, MA 01202 Investor Relations Officer (413) 236-3149 aorourke@berkshirebank.com